EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

ENDORSEMENT APPLICABLE TO THE ASSET ALLOCATION PROGRAM

This Endorsement is part of your Contract and is effective upon receipt.

We use the term “Contract” in this Endorsement to apply to either a group Contract issued to an Employer, or a Certificate issued to a Participant under a group Contract. We use the term “you” or “your” to include a “Participant” under a Certificate.

This Endorsement is offered only under the terms of one of the following types of employer-sponsored plans, where the Plan permits: 403(b) plans (we refer to the Contracts as “Tax Sheltered Annuities” or “TSA Contracts”) and 457(b) plans sponsored by governmental employers (we refer to the Contracts as “Employee Deferred Compensation” or “EDC Contracts”).

In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America (“Equitable”) and “you” and “your” mean the Employer under the group Contract or Participant under the Certificate.

The following Section is added at the end of Part IX, “Charges”

SECTION: ASSET ALLOCATION PROGRAM

Equitable is currently making available to you in connection with the Contract an asset allocation service (“the Program”) that is provided and monitored by a party other than Equitable or any of its affiliates. In order to participate in the Program, you must enter into a separate agreement with the third party providing the Program (the “Third Party”). If you choose to participate, the Program will provide you with the ability to select from one of the predefined asset allocations based on factors determined by the Third Party. Currently, Equitable pays for the costs, if any, of the Program. We may discontinue paying for the cost, if any, of the Program in the future, in which case, you will be responsible for any fees charged by the Third Party for participation in the Program. In addition, we may discontinue making the Program available to you in connection with the Contract. If either occurs, we will provide you with at least [60] days advance notice.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

2023AAP902-Z